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                                  Exhibit 8.1


                            [Coudert Brothers LLP]




April 18, 2002



Collateral Therapeutics, Inc.
11622 El Camino Real
San Diego, CA 92130


Ladies and Gentlemen:

         We refer to the Agreement and Plan of Merger dated as of March 19, 2002 (the "Agreement"), among Schering Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Collateral Therapeutics, Inc., a Delaware corporation (the "Company"), whereby Sub will merge with and into the Company (the "Merger") with the Company becoming the surviving corporation, on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

         As provided in the Agreement, at the Effective Time, by reason of the
Merger: (1) each then outstanding share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of Company Common Stock, (2) each share of Company Common Stock that is owned by the Company, Parent or Sub will automatically be canceled and will cease to be outstanding, and no Parent ADSs or other consideration will be delivered in exchange therefor, (3) each share of Company Common Stock that is owned by SBI will not be so canceled and will remain outstanding as one fully paid and nonassessable share of Company Common Stock, (4) each then outstanding share of Company Common Stock (other than shares of Company Common Stock canceled or to remain outstanding as described in clauses (2) and (3) above) will be converted into the right to receive 0.1847 American depositary shares of Parent (each a "Parent ADS"), with cash in lieu of fractional shares of Parent ADSs. Accordingly, immediately following the Merger, the former holders of Company Common Stock (other than Company Common Stock described in clauses (2) and (3) above) will hold Parent ADSs issued in the Merger (and cash in lieu of fractional


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Collateral Therapeutics, Inc.
April 18, 2002


Parent ADSs), and the Company, as the surviving corporation, will be a wholly-owned subsidiary of Parent. The Merger and the Agreement are more fully described in Parent's Registration Statement on Form F-4 (the "Registration Statement") which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") of Parent and the Company.

         In rendering the opinions expressed below, we have relied upon the accuracy and completeness of the facts, information and representations, and the completeness of the covenants, contained in the Agreement, the Prospectus/Proxy Statement and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon the accuracy and completeness thereof as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have also assumed: (1) that the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus/Proxy Statement and (2) the accuracy as of the date hereof, and the continuing accuracy as of the Effective Time, of the written statements made by executives of Parent and the Company contained in the Parent Tax Representation Letter and the Company Tax Representation Letter, respectively.

         In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings and other authorities are subject to change at any time, in some circumstances with retroactive effect, and any such change could affect the opinions stated herein.

         Based upon and subject to the foregoing, it is our opinion, as counsel for the Company, that for U.S. federal income tax purposes:

                  (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent each will be a party to such reorganization within the meaning of Section 368(b) of the Code.

                  (2) No gain or loss will be recognized by Parent or the Company as a result of the Merger.

                  (3) No gain or loss will be recognized by stockholders of the Company who exchange their Company Common Stock solely for Parent ADSs pursuant to the Merger, except

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Collateral Therapeutics, Inc.
April 18, 2002


with respect to (i) cash, if any, received in lieu of fractional Parent ADSs and
(ii) stockholders of the Company who are not Eligible Company Stockholders.

         Except as expressly set forth in paragraphs (1) through (3), inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

         The opinions set forth above may not be applicable to stockholders of the Company that received their Company Common Stock as compensation or that are foreign corporations, foreign partnerships or other foreign entities or individuals who are not citizens or residents of the United States.

         We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.




                                                             Very truly yours,



                                                      /s/ Coudert Brothers LLP

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